Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 15, 2005, accompanying the consolidated financial statements and supplemental schedule included in the Annual Report of SatCon Technology Corporation and subsidiaries on Form 10-K for the years ended September 30, 2005 and 2004, which are incorporated by reference in this Registration Statement on Form S-8.  We hereby consent to the incorporation by reference of said reports in this Registration Statement of SatCon Technology Corporation on Form S-8 pertaining to the SatCon Technology Corporation 2005 Incentive Compensation Plan.

/s/ Grant Thornton LLP

Boston, Massachusetts
August 9, 2007